Exhibit 10

TRANSITION & SEPARATION AGREEMENT

This Transition & Separation Agreement (the “Agreement”) is between Patterson Companies, Inc., on behalf of itself, its affiliated and related entities, and any of their respective direct or indirect subsidiaries (collectively referred to herein as the “Company” or “Patterson”), and Tim E. Rogan (referred to herein as “Executive”) (Patterson and Executive are collectively referred to herein as “Parties”).

WHEREAS, Executive is employed as Patterson’s President of Patterson Dental;

WHEREAS, the Parties have reached a mutual agreement by which Executive’s employment with Patterson will end effective August 2, 2024;

WHEREAS, the Parties agree that in the interim prior to Executive’s separation Executive will remain employed at Patterson;

WHEREAS, the Parties desire to set forth the terms of the transition and separation of Executive with the Company; and

WHEREAS, the Parties desire to settle fully and finally all matters between them and ensure that Executive’s departure from the Company is amicable and that all matters, actual and/or potential, between the Company and Executive are fully and finally resolved;

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, it is hereby agreed by and between the Parties as follows:

I.	EMPLOYMENT TRANSITION AND SEPARATION

A.

Transition Date. Executive will transition from his current position as President of Patterson Dental to Special Advisor effective May 10, 2024 (the “Transition Date”). As of the Transition Date, Executive agrees to resign from any and all officer and director positions he then holds with the Company. In his role as Special Advisor, Executive will perform special project consulting on an as-needed basis, as reasonably requested by the Company’s Chief Executive Officer.

B.

Resignation Date. Executive’s employment at Patterson as Special Advisor will end effective August 2, 2024 (the “Resignation Date”). The period between the Transition Date and the Resignation Date shall be referred to as the “Transition Period.” Executive will no longer be authorized to transact business or incur any expenses, obligations, and liabilities on behalf of the Company after the Resignation Date.

II.	CONSIDERATION

In consideration of Executive’s promises under this Agreement, and conditioned upon (i) Executive’s execution and non-revocation of this Agreement, (ii) Executive’s continued employment during the Transition Period, and (iii) Executive’s compliance with the terms of the Agreement, the Company agrees as follows:

A.	Salary. Executive shall be paid his current salary, namely $452,000 per year, during the Transition Period. Executive shall receive no salary after the Transition Period.

B.

Non-Equity Incentive Plan Compensation. Executive shall remain eligible to receive non-equity incentive plan compensation for the fiscal year ending April 27, 2024 under the Company’s Management Incentive Compensation Plan. Executive shall not receive any other additional non-equity incentive plan compensation following the Transition Date.

C.

Health and Welfare Benefits. All health and welfare benefits applicable to Executive shall continue in effect subject to plan terms until the end of the month of the Resignation Date. Thereafter, Executive shall be permitted to elect to continue health coverage then in effect under Patterson’s plan pursuant to COBRA, 26 U.S.C. § 9801 et seq. If Executive timely elects COBRA continuation, the Company will pay Executive’s COBRA premiums until the earlier of: (i) the date that is eighteen (18) months following the Resignation Date, pursuant to the terms of the applicable plan, (ii) the date Executive is eligible for such coverage from another employer, or (iii) such time as the reimbursement would result in the Company being subject to an excise tax for a discriminatory health insurance benefit based on the Company’s reasonable interpretation of applicable law.

D.

Restricted Stock Units. Executive’s unvested Restricted Stock Units (“RSUs”) under the Company’s Amended and Restated 2015 Omnibus Incentive Plan (the “Omnibus Plan”) granted on July 1, 2021 and July 19, 2021 shall continue to vest during the Transition Period. Pursuant to the terms of the Executive’s Restricted Stock Unit Award Agreements (the “RSU Agreements”), Executive agrees that any RSUs that have not vested on or prior to the end of the Transition Period are forfeited and cancelled. For avoidance of doubt, Executive shall not receive any additional RSUs during the Transition Period.

E.

Performance Stock Units. Executive’s unvested Performance Stock Units (“PSUs”) under the Omnibus Plan granted on July 1, 2021 and July 19, 2021 shall continue to vest, subject to achievement of required performance metrics, during the Transition Period. Pursuant to the terms of Executive’s Performance Stock Unit Award Agreements (the “PSU Agreements”), Executive agrees that any PSUs that have not vested on or prior to the end of the Transition Period are forfeited and cancelled. For avoidance of doubt, Executive shall not receive any additional PSUs.

F.

Non-Qualified Stock Options. Executive’s unvested Non-Qualified Stock Options (“NQSOs”) under the Omnibus Plan shall continue to vest during the Transition Period. For avoidance of doubt, all outstanding NQSOs held by Executive as of the end of the Transition Period will, to the extent exercisable as of such date, remain exercisable for a period of 90 days after such date (but in no event after the expiration date of any such NQSO). Pursuant to the terms of Executive’s Non-Qualified Stock Option Award Agreements (the “NQSO Agreements”), Executive agrees that any NQSOs that have not vested on or prior to the end of the Transition Period are forfeited and cancelled. For avoidance of doubt, Executive shall not receive any additional NQSOs.

G.

Company Car. The Company has been providing Executive a vehicle (the “Vehicle”) pursuant to the Company’s Executive Automobile Allowance Program effective August 1, 2023 (“EA Program”). On or prior to the end of the Transition Period, Executive may purchase the Vehicle upon payment to the Company by Executive of the sum of any remaining monthly lease payments required during the lease term plus the FMV (as defined under the EA Program), applicable taxes, transfer title fees, and early termination fees (the “Purchase Date”), and the Company will arrange for the transfer of the Vehicle’s title to Executive as soon as reasonably practicable thereafter. Executive acknowledges and agrees that, as of the Purchase Date, the Company shall no longer have any obligation to insure or maintain the Vehicle.

H.

Severance Payment. In exchange for the Executive’s execution and delivery to the Company of a supplemental release in the form attached hereto as Exhibit A (the “Supplemental Release”) to be entered into within twenty-one (21) days following the Resignation Date, Executive shall receive a severance payment (the “Severance Payment”) equal to the sum of (i) $678,000 (which equals 1.5 times Executive’s current annual base salary of $452,000) and (ii) the average amount of Executive’s MICP (as defined below) payments for the Company’s fiscal years 2022, 2023 and 2024 (“FY22”, “FY23” and “FY24,” respectively). Executive acknowledges and understands that his payments under the Company’s Management Incentive Compensation Plan (“MICP”) for FY22 and FY23 have been determined to be $272,444 and $218,909, respectively, and that Executive’s payment under the MICP for FY24, if any, has not yet been determined by the Compensation & Human Capital Committee of the Board of Directors of the Company but is expected to be determined following the Company’s filing of its Annual Report on Form 10-K for FY24 with the U.S. Securities and Exchange Commission.

I.

Timing of Severance Payment. The Severance Payment will be paid in equal monthly installments over the 18-month period following the Resignation Date beginning on the sixtieth (60th) day following the Resignation Date, provided that all statutory rescission periods contained in this Agreement have expired without revocation and subject to the provisions of Section V(K) of this Agreement.

J.

Acknowledgment. Executive acknowledges that the consideration provided in this Agreement is good and valuable consideration in exchange for the Agreement, and includes payments and benefits to which Executive is not otherwise entitled.

K.

Tax Treatment: Amounts the Company is paying in consideration for the Agreement will be treated as taxable compensation but are not intended by either Executive or the Company to be treated, and will not be treated, as compensation for purposes of eligibility for benefits under any of the Company’s benefit plans. The Company will apply standard tax and other applicable withholdings to payments made to Executive.

III.	EXECUTIVE AGREEMENTS

A.

Full and Final Release. In exchange for the benefits provided by the Company under this Agreement, Executive fully and forever releases and discharges the Company, its parents, subsidiaries, affiliates, and related entities and all of their respective agents, attorneys, employees, officers, directors, shareholders, members, managers, employee benefit plans and fiduciaries, insurers, successors, and assigns from any and all claims and potential claims that may legally be waived by private agreement, whether known or unknown, which Executive has asserted or could assert against the Company arising out of or relating in any way to any acts, circumstances, facts, transactions, or omissions, occurring up to and including the date Executive signs this Agreement (“Claims”). Executive understands that he is releasing such Claims on behalf of himself and all persons who could make Claims under, through or by Executive, such as his spouse, heirs, executors or assignees.

This release includes, but is not limited to, (i) any and all Claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Family and Medical Leave Act, the Employee Retirement Income Security Act (“ERISA”), the National Labor Relations Act (the “NLRA”), the Pregnancy Discrimination Act, the Worker Adjustment and Retraining Notification Act, the Americans with Disabilities Act, the Minnesota Human Rights Act, the Minnesota Whistleblower Act, any amendments to such laws, any other federal, state, or local constitution, charter, law, rule, ordinance, regulation; and (ii) any and all Claims in equity or under common law including but not limited to claims for tort, breach of contract (express or implied, written or oral), wrongful discharge, defamation, emotional distress, and negligence.

B.

Acknowledgement & Modification of Restrictive Covenants; Cellular Phone. Executive acknowledges and agrees that any agreement with the Company that Executive has previously signed which contains restrictive covenants, such as non-competition, non-solicitation and non-disclosure/confidentiality provisions, including in particular the restrictive covenants and remedies provisions set forth in Section 4 of the Inducement, Severance and Change in Control Agreement by and between the Company and Executive, dated July 19, 2021 (the “ISCIC Agreement”): (i) remain in full force and effect, (ii) such restrictive covenants are supported by separate consideration, and (iii) Executive is fully bound to the continuing obligations under those provisions for the periods specified therein; provided, however, that the Company agrees that the non-competition restriction set forth in (a) Section 4(c) of the ISCIC Agreement, (b) the RSU Agreements, (c) the PSU Agreements, (d) the NQSO Agreements, and (e) any other agreement between Executive and the Company, shall not apply to dental manufacturers.

On the Resignation Date, Executive agrees to make available his personal cell phone, which has been used for business purposes, to the Company for imaging on the Resignation Date. Immediately thereafter, Executive agrees to permanently delete and expunge all Company Confidential Information (as defined in the ISCIC Agreement) stored on his personal cell phone. During the Transition Period, Executive agrees to respond to incoming calls and/or text messages directed to such personal cell phone pertaining to the Company by stating or texting, “Given my new role at Patterson, I would direct you to call either Kevin Pohlman, Chief Operating Officer at (327) 427-2263 or Chad Bushman, Vice President and General Manager of Sales at (480) 489-1181 for further assistance.” Commencing on the Resignation Date, Executive agrees to respond to incoming calls and/or text messages directed to such personal cell phone pertaining to the Company by stating or texting, “I am no longer working at Patterson, but I would direct you to call either Kevin Pohlman, Chief Operating Officer at (327) 427-2263 or Chad Bushman, Vice President and General Manager of Sales at (480) 489-1181 for further assistance.”

C.

Clawback. Executive agrees that the Company may require him to reimburse the Company for any incentive compensation previously paid or vested pursuant to any applicable incentive compensation plan or award agreement, in the event: (i) of a willful or reckless breach by Executive of his obligations under this Agreement; or (ii) Executive is obligated to disgorge to or reimburse the Company for such compensation paid or payable to Executive by reason of application of the Company’s Clawback Policy effective October 2, 2023, Section 304 of the Sarbanes-Oxley Act of 2002, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any other applicable law or regulation requiring recapture, reimbursement or disgorgement of incentive-based pay.

IV.	ACCEPTANCE AND RESCISSION PERIOD

By executing the Agreement below, Executive confirms and acknowledges that he has reviewed the information about the offer described above and given to him as part of this Agreement. Executive further acknowledges that he has been granted twenty-one (21) days from the date he received this Agreement within which to consider this Agreement. Executive further acknowledges that by virtue of being presented with this Agreement, he is hereby advised in writing to consult with legal counsel prior to executing this Agreement. Executive acknowledges that if he executes this Agreement prior to the expiration of twenty-one (21) days, or chooses to forgo the advice of legal counsel, he has done so freely and knowingly, and he waives any and all future claims that such action or actions would affect the validity of this Agreement. Executive acknowledges that any changes made to this Agreement after its first presentation to him, whether material or immaterial, do not re-start this twenty-one (21) day period. Executive agrees that the Company has made no threats or promises to induce Executive to sign earlier.

Executive has fifteen (15) calendar days from the date he signs this Agreement to revoke this Agreement. To be effective, the revocation must be in writing and hand-delivered or mailed to Samantha Bergeson, Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, MN 55120, within the 15-day period. If mailed, the revocation must be postmarked within the 15-day period, addressed as set forth in the preceding sentence and sent by Certified Mail, Return Receipt Requested. If delivered by hand, it must be given to Samantha Bergeson within the 15-day period. If no such revocation occurs, this Agreement shall become effective on the sixteenth (16th) day following Executive’s execution and delivery of this Agreement to the Company. By accepting the payments described in Section II of this Agreement, Executive acknowledges that the revocation period has expired and that he did not revoke this Agreement.

V.	GENERAL PROVISIONS

A.

Effect of Breach. Executive agrees that it would be impossible to measure in money the damages caused by the irreparable harm the Company would suffer for any breach by Executive of the terms of this Agreement. Accordingly, Executive agrees that if the Company institutes any action or proceeding to enforce the terms of this Agreement, the Company shall be entitled to temporary and permanent injunctive or other equitable relief to enforce the provisions of this Agreement, such relief may be granted without the necessity of proving actual damages, Executive hereby waives to the extent permitted by law the claim or defense that the Company has an adequate remedy at law, and Executive shall not argue in any such action or proceeding that any such remedy at law exists. This provision with respect to equitable relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief. The prevailing party shall be entitled to reimbursement for all reasonable attorney fees and costs incurred in any legal proceeding to enforce the terms of this Agreement.

B.

Knowing and Voluntary Execution. Executive acknowledges and agrees that he has read this Agreement, confirms the transition and separation of Executive’s employment with Patterson, and understands the legal and binding effect of this Agreement. Executive further acknowledges and agrees that he is acting voluntarily, deliberately, and of his own free will in signing this Agreement.

C.

No Admission. This Agreement shall not be construed as an admission by the Company of any liability or acts of wrongdoing or unlawful conduct, nor shall it be considered to be evidence of such liability, wrongdoing, or unlawful discrimination.

D.

Exclusivity of and Consent to Jurisdiction. Subject to the arbitration provisions of Section 4(j) of the ISCIC Agreement, Executive and the Company agree that the courts of Minnesota shall have exclusive judicial jurisdiction over disputes concerning this Agreement. The Parties specifically consent to the jurisdiction of the state and federal courts of Minnesota. Accordingly, Executive and the Company submit to the personal jurisdiction of such courts for purposes of this Agreement.

E.

Waiver. The waiver by either Party of the breach or nonperformance of any provision of this Agreement by the other Party will not operate or be construed as a waiver of any future breach or nonperformance under any such provision of this Agreement or, in the case of the Company, any similar agreement with any other employee.

F.

Severability and Blue Penciling. To the extent that any provision of this Agreement shall be determined to be invalid or unenforceable as written, the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected. If any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, the Company and Executive specifically authorize the tribunal making such determination to edit the invalid or unenforceable provision to allow this Agreement, and the provisions thereof, to be valid and enforceable to the fullest extent allowed by law or public policy. Executive expressly stipulates that this Agreement shall be construed in a manner which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

G.

Enforceable Contract. The Parties agree that this Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of Minnesota, without regard to conflicts of law provisions. If any part of this Agreement is construed to be in violation of the law, such part will be modified to achieve the objective of the Parties to the fullest extent permitted and the balance of this Agreement shall remain in full force and effect.

H.

Entire Agreement. This Agreement (together with the Exhibits) contains the entire agreement between the Parties relating to the transition and separation of Executive’s employment and supersedes all prior agreements and understandings, whether written or oral, between the Parties relating to such subject matter; provided, however, that nothing in this Agreement supersedes or otherwise alters the terms of any restrictive covenant agreement Executive previously entered into, which Executive acknowledges and agrees remains in full force and effect, subject to the proviso in Section III(B) of this Agreement. This Agreement may not be amended or changed except in writing executed by both Parties.

I.

Counterparts. The Parties agree that this Agreement may be executed in counterparts and each executed counterpart shall be as effective as a signed original. Photographic or faxed copies of such signed counterparts may be used in lieu of the originals for any purpose.

J.

Successors and Assigns. Executive may not assign this Agreement to any third party for whatever purpose and any such purported assignment shall be void. The Company may assign this Agreement to any successor or assign.

K.

Section 409A. Notwithstanding any other provision of this Agreement to the contrary, Executive and the Company agree that the payments hereunder shall be exempt from, or satisfy the applicable requirements, if any, of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) in a manner that will preclude the imposition of penalties described in Section 409A of the Code. Payments made pursuant to this Agreement are intended to satisfy the short-term deferral rule or separation pay exception within the meaning of Section 409A of Code. Executive’s separation of employment shall mean a “separation from service” within the meaning of Section 409A of the Code. Notwithstanding anything herein to the contrary, this Agreement shall, to the maximum extent possible, be administered, interpreted and construed in a manner consistent with Section 409A of Code; provided, that in no event shall the Company have any obligation to indemnify Executive from the effect of any taxes under Section 409A of the Code.

If any payment or benefit provided to Executive in connection with his separation of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i) of the Code, then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Resignation Date or, if earlier, on Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

L.

Acknowledgement. Executive affirms that he has read this Agreement and been advised that he has twenty-one (21) days from the date he received it to sign this Agreement, and that he has been advised in writing to consult with an attorney prior to signing this Agreement. Executive affirms that the provisions of this Agreement are understandable to him, and he has entered into this Agreement freely and voluntarily.

M.

No Interference with Rights. Executive understands this Agreement does not apply to (i) claims for unemployment or workers’ compensation benefits, (ii) claims or rights that may arise after the date that he signs this Agreement, (iii) any vested rights under the Company’s ERISA-covered employee benefit plans as applicable on the date he signs this Agreement, and (iv) any claims that controlling law clearly states may not be released by private agreement. Moreover, nothing in this Agreement (including but not limited to the acknowledgements, release of claims, the promise not to sue, the confidentiality and non-disparagement obligations, and the return of property provision) (i) limits or affects Executive’s right to challenge the validity of this Agreement under the ADEA or the Older Workers Benefit Protection Act, (ii) prevents Executive from communicating with, filing a charge or complaint with; providing documents or information voluntarily or in response to a subpoena or other information request to; or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission, the Occupational Safety and Health Administration, law enforcement, or any other any federal, state or local agency charged with the enforcement of any laws, or from responding to a subpoena or discovery request in court litigation or arbitration, or (iii) precludes Executive from exercising his rights, if any, under Section 7 of the NLRA or under similar state law to engage in protected, concerted activity with other employees, including discussing his compensation or terms and conditions of employment.

N.

No Individual Relief. By signing this Agreement, Executive is waiving his right to recover any individual relief (including any backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Executive or on his behalf by any third party, except for any right he may have to receive a payment or award from a government agency (and not the Company) for information provided to the government agency or where otherwise prohibited.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Transition & Separation Agreement by their signatures below.

Dated: May 8, 2024	/s/ Tim E. Rogan
Tim E. Rogan

Dated: May 8, 2024	Patterson Companies, Inc.

	By:	/s/ Samantha Bergeson
Samantha Bergeson
Chief Human Resources Officer

EXHIBIT A

SUPPLEMENTAL RELEASE

[to be signed within 21 days following the Resignation Date]

As a material inducement to Patterson Companies, Inc. (the “Company”) to enter into the Transition & Separation Agreement to which this Supplemental Release is attached as Exhibit A (“Separation Agreement”) and in consideration of the Company’s obligations set forth in the Separation Agreement, including but not limited to paying me the Severance Payment set forth in Section II(H) of the Separation Agreement, I, Tim E. Rogan, fully and forever release and discharge the Company, its parents, subsidiaries, affiliates, and related entities and all of their respective agents, attorneys, employees, officers, directors, shareholders, members, managers, employee benefit plans and fiduciaries, insurers, successors, and assigns from any and all claims and potential claims that may legally be waived by private agreement, whether known or unknown, which I have asserted or could assert against the Company arising out of or relating in any way to any acts, circumstances, facts, transactions, or omissions, occurring up to and including the date I sign this Agreement (“Claims”). I understand that I am releasing such Claims on behalf of myself and all persons who could make Claims under, through or by me, such as my spouse, heirs, executors or assignees.

This Supplemental Release includes, but is not limited to, (i) any and all Claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Family and Medical Leave Act, the Employee Retirement Income Security Act (“ERISA”), the National Labor Relations Act (the “NLRA”), the Pregnancy Discrimination Act, the Worker Adjustment and Retraining Notification Act, the Americans with Disabilities Act, the Minnesota Human Rights Act, the Minnesota Whistleblower Act, any amendments to such laws, any other federal, state, or local constitution, charter, law, rule, ordinance, regulation; and (ii) any and all Claims in equity or under common law including but not limited to claims for tort, breach of contract (express or implied, written or oral), wrongful discharge, defamation, emotional distress, and negligence.

By signing this Supplemental Release, I hereby represent and warrant that:

a. Except as set forth in Section II(C) and Section II(H) of the Separation Agreement, I have received all compensation due to me through the Resignation Date as a result of services performed for the Company with the receipt of my final paycheck. This includes but is not limited to wages, bonuses, commission payments and other incentives (except as set forth in Section II(C) and Section II(H) of the Separation Agreement).

b. I have reported to the Company any and all work-related injuries or occupational illnesses incurred by me during my employment with the Company.

c. The Company properly provided any leave of absence because of my or my family member’s health condition or military service and I have not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave.

d. I have had the opportunity to provide the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on part of the Company.

I understand this Supplemental Release does not apply to (i) claims for unemployment or workers’ compensation benefits, (ii) claims or rights that may arise after the date that I sign this Supplemental Release, (iii) any vested rights under the Company’s ERISA-covered employee benefit plans as applicable on the date I sign this Supplemental Release, and (iv) any claims that controlling law clearly states may not be released by private agreement. Moreover, nothing in this Supplemental Release (i) limits or affects my right to challenge the validity of this Agreement under the ADEA or the Older Workers Benefit Protection Act, (ii) prevents me from communicating with, filing a charge or complaint with; providing documents or information voluntarily or in response to a subpoena or other information request to; or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission, the Occupational Safety and Health Administration, law enforcement, or any other any federal, state or local agency charged with the enforcement of any laws, or from responding to a subpoena or discovery request in court litigation or arbitration, (iii) precludes me from exercising my rights, if any, under Section 7 of the NLRA or under similar state law to engage in protected, concerted activity with other employees, including discussing my compensation or terms and conditions of employment, or (iv) prohibits me from bringing appropriate proceedings to enforce the Separation Agreement.

By signing this Supplemental Release, I am waiving my right to recover any individual relief (including any backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by me or on my behalf by any third party, except for any right I may have to receive a payment or award from a government agency (and not the Company) for information provided to the government agency or where otherwise prohibited.

I have been advised that I have the right to consult with an attorney of my choosing prior to signing this Supplemental Release and that I have been given the opportunity to review this Supplemental Release with an attorney. I also understand and agree that the Company is under no obligation to offer me the payment, benefits and arrangements set forth in my Separation Agreement and that I am under no obligation to consent to this Supplemental Release, but that I will not receive the Severance Payment set forth in Section II(H) of the Separation Agreement unless I so sign this Supplemental Release. I represent that I have read this Supplemental Release, understand its terms, and that I have signed this Supplemental Release freely and voluntarily, without any coercion or undue influence from anyone.

I acknowledge and represent that I have been given twenty-one (21) days during which to review and consider the provisions of this Supplemental Release, although I may sign and return it sooner if I wish, but not before the Resignation Date. Furthermore, if I sign this Supplemental Release, I understand that I will have the right to revoke this Supplemental Release for a period of fifteen (15) days after signing it. To be effective, the revocation must be in writing and hand-delivered or mailed to Samantha Bergeson, Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, MN 55120, within the 15-day period. If mailed, the revocation must be postmarked within the 15-day period, addressed as set forth in the preceding sentence and sent by Certified Mail, Return Receipt Requested. If delivered by hand, it must be given to Samantha Bergeson within the 15-day period. If no such revocation occurs, the Supplemental Release shall become effective on the sixteenth (16th) day following my execution and delivery of the Supplemental Release to the Company.

Agreed to and Accepted:

Tim E. Rogan

Date: